                                                       Rule 424(b)(3) Prospectus
                                                      Registration No. 333-59368


PROSPECTUS SUPPLEMENT
TO PROSPECTUS DATED MAY 4, 2001


                                CONCEPTUS, INC.

                        1,642,858 Shares of Common Stock

          This prospectus supplement supplements information contained in the prospectus of Conceptus, Inc. dated May 4, 2001 and covers up to 1,642,858 shares of Conceptus' common stock that may be offered for sale by the stockholders named in this prospectus supplement and the person(s) to whom such stockholders may transfer their shares. This prospectus supplement is not complete without, and may not be delivered or used except in connection with, the prospectus dated May 4, 2001.

                          __________________________

             Investing in the common stock involves certain risks.
                         See "Risk Factors" on page 3.

          Neither the SEC nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.


                                ______________

            The date of this prospectus supplement is May 17, 2001.

                                ______________
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          The information appearing in the accompanying prospectus under the caption "The Selling Stockholders" is superseded by the information set forth below:

                           THE SELLING STOCKHOLDERS

          The following table provides information regarding the shares held and to be offered under the prospectus dated May 4, 2001 and this prospectus supplement from time to time by each selling stockholder. Because the selling stockholders may sell all, some or none of their shares using the prospectus and this prospectus supplement, we cannot estimate the number and percentage of shares that each selling stockholder will hold after any particular sale. We sold the shares to the selling stockholders in a private placement transaction for $7.00 per share on April 11, 2001. In connection with the sale, we agreed to file a registration statement providing for resale of the shares as described in the prospectus and this prospectus supplement.

                                                 Number of Shares
                                                     Owned                    Number of Shares
       Name of Selling Stockholder            Prior to this Offering            Being Offered
       ---------------------------            ----------------------            -------------
The Kaufmann Fund                                      714,286                      714,286
Shoalside & Co.                                        214,286/(1)/                 214,286
Pequot Scout Fund, L.P.                                433,286                      142,857
LAMB Partners                                          124,286/(2)/                  94,286
Neil G. Bluhm                                           97,000/(4)/                  90,000
Anvers Healthcare Investors L P.                        95,000                       65,000
Anacapa Investors, LLC-Anacapa Fund I                  202,286                       64,286
Pacific Asset Partners                                 201,000                       50,000
Clarion Partners, L.P.                                 276,714/(3)/                  39,340
Clarion Offshore Fund LTD                               98,629/(3)/                  37,803
Pequot Navigator Offshore Fund, Inc.                    75,714                       35,714
Clarion Capital Corporation                            100,000/(3)/                  30,000
CLAM Partners                                           53,000/(5)/                  30,000
Anvers L.P.                                             70,000                       25,000
Anvers II, L.P.                                         66,000                       10,000
                                                     ---------                    ---------
    Total                                            2,921,487                    1,642,858
                                                     =========                    =========

/(1)/ Certain affiliates of Shoalside & Co. own an aggregate of 174,600 shares of Conceptus' common stock.

/(2)/ Certain affiliates of LAMB Partners, including Neil G. Bluhm and CLAM Partners, own an aggregate of 225,000 shares of Conceptus' common stock.

/(3)/ Certain affiliates of Clarion Partners, L.P., Clarion Offshore Fund LTD and Clarion Capital Corporation own an aggregate of 13,300 shares of Conceptus' common stock.

/(4)/ Certain affiliates of Mr. Bluhm, including LAMB Partners and CLAM Partners, own an aggregate of 252,286 shares of Conceptus' common stock.

/(5)/ Certain affiliates of CLAM Partners, including LAMB Partners and Mr. Bluhm, own an aggregate of 296,286 shares of Conceptus' common stock.

          We are unaware of any material relationship between any selling stockholder and Conceptus in the past three years, other than as a result of ownership of shares.

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